Exhibit 5

24 June 2004

Chartered Semiconductor Manufacturing Limited
60 Woodlands Industrial Part D Street 2
Singapore 738406

Dear Sirs

Chartered Semiconductor Manufacturing Ltd (the “Company”)
- Registration Statement on Form S-8

1.	We have acted as Singapore legal counsel to you, the Company, a company organised under the laws of Singapore.

2.	At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 25 June 2004 in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of up to 30,000,000 ordinary shares of S$0.26 each in the capital of the Company (the “Shares”) issuable pursuant to the Company’s Employee Share Purchase Plan 2004 and the Company’s Share Purchase Plan 2004 for Employees of Silicon Manufacturing Partners Pte Ltd (collectively, the “Plans”).

3.	As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:

(a)	the adoption of the Plans; and

(b)	the procedures (as set out in the terms of the Plans) and the authorisation for the allotment and issuance of the Shares under the Plans pursuant to the exercise of the purchase rights granted under the Plans (as set out in the certified true extract of the Minutes of the Sixteenth Annual General Meeting of the Company held on 29 April 2004).

4.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

A list of the partners and their professional qualifications is open to inspection at the above office.

5.	Based on the foregoing and assuming that:

(a)	the purchase price payable to the Company for each Share issued pursuant to any exercise of any purchase rights granted under the Plans is not less than the nominal or par value of the Share;

(b)	the total issued and paid-up share capital of the Company consequent upon the issue of the Shares from time to time will not exceed the authorised share capital of the Company at any time;

(c)	there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Shares at the time of the issue of the Shares; and

(d)	the Board of Directors of the Company shall before the issue of any Shares resolve to approve the allotment and issue by the Company of the Shares in accordance with the terms of each of the Plans upon the exercise of the purchase rights granted under the respective Plans (the “Company’s Allotment Procedures”), we are of the opinion that the Shares allotted and issued by the Company (i) upon the exercise of the purchase rights granted under the Plans against full payment of the applicable exercise price, all in accordance with the terms of the Plans, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Shares, will be legally issued, fully-paid and non-assessable.

6.	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

7.	We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/ Allen & Gledhill